Exhibit 10.1

AMENDMENT TO THE

AMENDED 1999 DIRECTOR OPTION PLAN OF

I.D. SYSTEMS, INC.

WHEREAS, I.D. Systems, Inc., a Delaware corporation (the “Company”), sponsors and maintains the Company’s Amended 1999 Director Option Plan (the “Plan”);

WHEREAS, Paragraph 13 of the Plan, among other things, and subject to certain limitations set forth therein, reserves to the Board of Directors of the Company (the “Board”) the right to amend the Plan from time to time; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to amend the Plan to provide that payment of the exercise price for shares of common stock, par value $0.01 per share (“Common Stock”), of the Company purchased upon the exercise of an option may be made by “cashless exercise,” such that the holder may elect to surrender to the Company shares of Common Stock that otherwise would have been delivered to the holder upon exercise of the option as payment of the exercise price for such option; and

WHEREAS, the Company hereby desires to amend the Plan to provide for such payment by “cashless exercise”;

NOW, THEREFORE, effective immediately, the Plan is hereby amended as follows:

Paragraph 7 of the Plan is hereby amended by deleting the first paragraph of said Paragraph 7 in its entirety and replacing such paragraph with the following:

“7.          EXERCISE. An Outside Director Option (or any part or installment thereof), to the extent then exercisable, shall be exercised by giving written notice to the Company at its principal office (at present 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677, Attn: Corporate Secretary), specifying the number of shares of Common Stock as to which such option is being exercised and accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the Contract permits installment payments) (a) in cash or by certified check; (b) with the consent of the Committee (in the Contract or otherwise), with shares of Common Stock held by the person exercising such Outside Director Option and having an aggregate fair market value (determined in accordance Paragraph 5), on the date of exercise, equal to the aggregate exercise price of the Outside Director Option being exercised; (c) if permitted by the Committee and subject to any terms and conditions it may impose on the use of such methods, by the surrender to the Company of shares of Common Stock that otherwise would have been delivered to the person exercising such Outside Director Option upon exercise of such Outside Director Option; (d) to the extent permissible under applicable law, through any cashless exercise sale and remittance procedure that the Committee in its discretion may from time to time approve; or (e) with any combination of cash, certified check or shares of Common Stock. For purposes of determining the portion of the exercise price payable upon the exercise of an Outside Director Option that will be treated as satisfied by the surrender of shares of Common Stock pursuant to clause (c) above, shares of Common Stock so surrendered shall be valued at their fair market value determined in accordance with Paragraph 5.”

Except as amended herein, the Plan shall continue in full force and effect, in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Amendment as evidence of its adoption by the Company this 15th day of March, 2012.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis

Title:	Chief Financial Officer

Witness:

/s/ Jeffrey M. Jagid